Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEWMARK GROUP, INC.

ARTICLE I

NAME OF CORPORATION

The name of the corporation is Newmark Group, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be incorporated and organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

STOCK

Section 1.    Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Billion, Five Hundred and Fifty Million (1,550,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the “Preferred Stock”), and (ii) One Billion, Five Hundred Million (1,500,000,000) shares of Common Stock (the “Common Stock”), of which One Billion (1,000,000,000) shares are designated as Class A Common Stock, par value one cent ($0.01) per share (the “Class A Common Stock”), and Five Hundred Million (500,000,000) shares are designated as Class B Common Stock, par value one cent ($0.01) per share (the “Class B Common Stock”). Shares of Class B Common Stock that are converted into shares of Class A Common Stock shall be retired and not reissued. Shares of Class B Common Stock shall be issued only to (1) BGC Partners, (2) Cantor, (3) any entity controlled by BGC Partners, by Cantor or by Howard W. Lutnick and (4) Howard W. Lutnick, his spouse, his estate, any of his descendants, any of his relatives, or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relatives (the foregoing persons described in (1), (2), (3) and (4), the “Qualified Class B Holders”). For purposes of this Amended and Restated Certificate of Incorporation (hereinafter referred to as this “Certificate of Incorporation”), (a) “BGC Partners” means BGC Partners, Inc., a Delaware corporation, or any successor to BGC Partners, Inc., including by way of merger, consolidation or sale of all or substantially all of its assets, and (b) “Cantor” means Cantor Fitzgerald, L.P., a Delaware limited partnership, or any successor to Cantor Fitzgerald, L.P., including by way of merger, consolidation or sale of all or substantially all of its assets.

Section 2.    Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation (the “Board of Directors”) as shares of one or more classes or series. Subject to the provisions of this Certificate of Incorporation and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the stockholders.

Section 3.    Common Stock.

(a) Voting.

(1)    At each annual or special meeting of stockholders, and for all other purposes, (A) each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to one (1) vote for each share of Class A Common Stock; and (B) each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to ten (10) votes for each share of Class B Common Stock.

(2)    Except as otherwise required by law and this Certificate of Incorporation, and subject to the rights of holders of any series of Preferred Stock of the Corporation that may be issued from time to time, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as a single class on all matters voted on by the stockholders of the Corporation.

(3)    None of the holders of shares of Class A Common Stock or the holders of shares of Class B Common Stock shall have cumulative voting rights.

(b) Dividends;	Stock Splits.

(1)    Subject to the rights of the holders of shares of any series of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(2)    If at any time a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities or options or warrants to purchase shares of Common Stock or other voting securities or securities convertible into or exchangeable for shares of Common Stock or other voting securities) is paid on the shares of Class A Common Stock or the shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be paid on shares of Class A Common Stock or shares of Class B Common Stock, as the case may be, in an equal amount per share. If at any time a dividend or other distribution payable in shares of Common Stock or options or warrants to purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock is paid on shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution shall also be paid on shares of Class A Common Stock or shares of Class B Common Stock, as the case may be; provided, however, that, for this purpose, if shares of Class A Common Stock or other voting securities, or options or warrants to purchase shares of Class A Common Stock or other voting securities or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities, are paid on shares of Class A Common Stock, and shares of Class B Common Stock or voting securities identical to the other securities paid on the shares of Class A Common Stock (except that voting securities paid on the Class B Common Stock may have up to ten (10) times the number of votes per share as voting securities paid on the Class A Common Stock) or options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities, are paid on shares of Class B Common Stock, in an equal amount per share, such dividend or other distribution shall be deemed to be a like dividend or distribution. In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class A Common Stock or Class B Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

(c) Conversion	Rights.

(1)    Voluntary Conversion of Class B Common Stock. Each share of Class B Common Stock is convertible into one fully paid and non-assessable share of Class A Common Stock at any time at the option of the holder of such share of Class B Common Stock. In order to exercise the conversion privilege, the holder of any shares of Class B Common Stock to be converted shall present a written notice that the holder elects to convert such shares of Class B Common Stock, to the extent specified in such notice, and, if such shares are evidenced by certificate(s), surrender such certificate(s), during usual business hours at the principal executive offices of the Corporation, or if any agent for the registration or transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being hereinafter called the “Transfer Agent”), then at the office of the Transfer Agent. Such notice shall also state the name or names (with addresses) in which the shares of Class A Common Stock which shall be issuable upon such conversion shall be issued. If required by the Corporation, any shares of Class B Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation and the Transfer Agent, duly executed by the holder of such shares or his, her or its duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of such shares of Class B Common Stock as aforesaid, the Corporation shall issue and deliver at such office to such holder, or on his or her written order, the number of full shares of Class A Common Stock issuable upon the conversion of such shares. Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date on which such notice shall have been received by the Corporation or the Transfer Agent, as applicable, and, if such shares are evidenced by certificate(s), such certificate(s) representing such shares shall have been surrendered (subject to receipt by the Corporation or the Transfer Agent, as applicable, within thirty (30) days thereafter of any required instruments of transfer as aforesaid), and the person or persons in whose name or names shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.

(2)    Unconverted Shares. If less than all of the shares of Class B Common Stock evidenced by a certificate or certificates surrendered to the Corporation (in accordance with such procedures as the Board of Directors may determine) are converted, the Corporation shall execute and deliver to or upon the written order of the holder of such certificate or certificates a new certificate or certificates evidencing the number of shares of Class B Common Stock which are not converted without charge to the holder.

(3)    Conversion Rights of Class A Common Stock. Holders of shares of Class A Common Stock shall not have the right to convert such shares into shares of Class B Common Stock, unless such right is provided for by the Corporation pursuant to an agreement (it being understood that the Corporation shall have provided such right to certain of the Qualified Class B Holders pursuant to Section [4.01(d)] of the Separation and Distribution Agreement, dated as of [●], by and among BGC Partners, BGC Holdings, L.P., BGC Partners, L.P., the Corporation, Newmark Holdings, L.P., Newmark Partners, L.P., and for certain purposes, Cantor Fitzgerald, L.P. and BGC Global Holdings L.P., and pursuant to a letter agreement, dated as of [●], by and among the Corporation, BGC Partners and Cantor Fitzgerald, L.P.).

(4)    Reservation of Shares of Class A Common Stock and Class B Common Stock. The Corporation hereby reserves, and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock and Class B Common Stock, for the purposes of effecting conversions of Class B Common Stock and exchanges of Exchange Right Interests (as defined in the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, L.P., a Delaware limited partnership (as amended from time to time, the “Newmark Holdings Partnership Agreement”)) pursuant to the Newmark Holdings Partnership Agreement, such number of duly authorized shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and the exchange of all outstanding Exchange Right Interests. The Corporation covenants that all the shares of Class A Common Stock and Class B Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable.

(d)    Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution, after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively.

(e)    Rights Otherwise Identical. Except as expressly set forth in this Certificate of Incorporation, the rights of the holders of Class A Common Stock and the rights of the holders of Class B Common Stock shall be in all respects identical.

Section 4.    Options, Warrants and Other Rights. The Board of Directors is authorized to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or any other entity, including any class or series of stock of the Corporation or any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board of Directors and set forth in one or more agreements or instruments. Among other things and without limitation, such terms and conditions may provide for the following:

(a)    adjusting the number or exercise price of such options, warrants or other rights or the amount or nature of the securities or other property receivable upon exercise thereof in the event of a subdivision or combination of any securities, or a recapitalization, of the Corporation, the acquisition by any natural person, company, corporation or similar entity, government, or political subdivision, agency, or instrumentality of a government (each, a “Person”) of beneficial ownership of securities representing more than a designated percentage of the voting power of any outstanding series, class or classes of securities, a change in ownership of the Corporation’s securities or a merger, statutory share exchange, consolidation, reorganization, sale of assets or other occurrence relating to the Corporation or any of its securities, and restricting the ability of the Corporation to enter into an agreement with respect to any such transaction absent an assumption by another party or parties thereto of the obligations of the Corporation under such options, warrants or other rights;

(b)    restricting, precluding or limiting the exercise, transfer or receipt of such options, warrants or other rights by any Person that becomes the beneficial owner of a designated percentage of the voting power of any outstanding series, class or classes of securities of the Corporation or any direct or indirect transferee of such a Person, or invalidating or voiding such options, warrants or other rights held by any such Person or transferee; and

(c)    permitting the Board of Directors (or certain directors specified or qualified by the terms of the governing instruments of such options, warrants or other rights) to redeem, terminate or exchange such options, warrants or other rights.

This Section 4 of Article IV shall not be construed in any way to limit the power of the Board of Directors to create and issue options, warrants or other rights.

ARTICLE V

STOCKHOLDERS

Section 1.    Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the Bylaws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the Bylaws so provide.

Section 2.    Any action to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation.

Section 3.    Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or, if the Chairman of the Board is unavailable, by any Chief Executive Officer of the Corporation or by the holders of a majority of the voting power of the Class B Common Stock.

ARTICLE VI

AMENDMENTS TO BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to make, adopt, amend and repeal the Bylaws of the Corporation pursuant to a resolution approved by a majority of the Board of Directors or by unanimous written consent. The stockholders may make, adopt, amend, and repeal the Bylaws of the Corporation only with, and in addition to any other vote required by law, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation present in person or by proxy and entitled to vote thereon.

ARTICLE VII

EXCULPATION

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or amendment or modification of this Article VII by the stockholders of the Corporation or by changes in applicable law, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision.

ARTICLE VIII

INDEMNIFICATION AND INSURANCE

Section 1.    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article VIII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section 1 of Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2.    Right of Claimant to Bring Suit. If a claim under Section 1 of Article VIII hereof is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3.    Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment or other modification of this Article VIII shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation in respect of any occurrence or matter arising prior to any such repeal or modification.

Section 4.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE IX

CORPORATE OPPORTUNITY; CERTAIN TRANSACTIONS

Section 1.    To the greatest extent permitted by law:

(a)    None of any BGC Partners Company, any Cantor Company or any of their respective Representatives shall, in its capacity as a stockholder or affiliate of the Corporation, owe or be liable for breach of any fiduciary duty to the Corporation or any of its stockholders. In taking any action, making any decision or exercising any discretion with respect to the Corporation, each BGC Partners Company, Cantor

Company and their respective Representatives shall, in its capacity as a stockholder or affiliate of the Corporation, be entitled to consider such interests and factors as it desires, including its own interests and those of its Representatives, and shall have no duty or obligation to give any consideration to the interests of or factors affecting the Corporation, the Corporation’s stockholders or any other person. Each BGC Partners Company, Cantor Company and their respective Representatives shall have no duty or obligation to abstain from participating in any vote or other action of the Corporation, or any board, committee or similar body of any of the foregoing. None of any BGC Partners Company, any Cantor Company or any of their respective Representatives shall violate a duty or obligation to the Corporation or the Corporation’s stockholders merely because such person’s conduct furthers such person’s own interest. Any BGC Partners Company, any Cantor Company or any of their respective Representatives may lend money to, and transact other business with, the Corporation and its Representatives. The rights and obligations of any such person who lends money to, contracts with, borrows from or transacts business with the Corporation or any of its Representatives are the same as those of a person who is not involved with the Corporation or any of its Representatives, subject to other applicable law. No contract, agreement, arrangement or transaction between any BGC Partners Company, any Cantor Company or any of their respective Representatives, on the one hand, and the Corporation or any of its Representatives, on the other hand, shall be void or voidable solely because any BGC Partners Company, any Cantor Company or any of their respective Representatives has a direct or indirect interest in such contract, agreement, arrangement or transaction, and any BGC Partners Company, any Cantor Company or any of their respective Representatives (i) shall have fully satisfied and fulfilled its duties and obligations to the Corporation and its stockholders with respect thereto; and (ii) shall not be liable to the Corporation or its stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, if:

(1)    such contract, agreement, arrangement or transaction is approved by the Board of Directors or any committee thereof by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

(2)    such contract, agreement, arrangement or transaction is approved by the stockholders of the Corporation by the affirmative vote of a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, excluding from such calculation shares of capital stock that are beneficially owned (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the U.S. Securities and Exchange Act of 1934, as amended) by a BGC Partners Company or a Cantor Company, respectively; or

(3)    such contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to the Corporation;

it being understood that, although each of (1), (2) and (3) above shall be sufficient to show that any BGC Partners Company, any Cantor Company or any of their respective Representatives (i) shall have fully satisfied and fulfilled its duties and obligations to the Corporation and its stockholders with respect thereto; and (ii) shall not be liable to the Corporation or its stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, none of (1), (2) or (3) above shall be required to be satisfied for such showing.

Directors of the Corporation who are also directors or officers of any BGC Partners Company, any Cantor Company or any of their respective Representatives may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes such contract, agreement, arrangement or transaction. Shares of Common Stock owned by any BGC Partners Company, any Cantor Company or any of their respective Representatives may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract, agreement, arrangement or transaction. Directors of the Corporation who are also directors or officers of any BGC Partners Company, any Cantor Company or any of their respective Representatives shall not owe or be liable for breach of any fiduciary duty to the Corporation or any of its stockholders for any action taken by any BGC Partners Company, Cantor Company or their respective Representatives, in their capacity as a stockholder or affiliate of the Corporation.

Nothing herein contained shall prevent any BGC Partners Company, any Cantor Company or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or stockholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b)    None of any BGC Partners Company, any Cantor Company or any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation and its Representatives or (ii) doing business with any of the Corporation’s or its Representatives’ clients or customers, in each case regardless of whether such BGC Partners Company, Cantor Company or Representative is also a Representative of the Corporation. In the event that any BGC Partners Company, any Cantor Company or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any BGC Partners Company, any Cantor Company or any of their respective Representatives, on the one hand, and the Corporation or any of its Representatives, on the other hand, such BGC Partners Company, Cantor Company or Representatives, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Corporation or any of its Representatives, regardless of whether such BGC Partners Company, Cantor Company or Representative is also a Representative of the Corporation, subject to Section 1(c) of this Article IX. None of any BGC Partners Company, any Cantor Company or any of their respective Representatives shall be liable to the Corporation, any of its stockholders or any of its Representatives for breach of any fiduciary duty by reason of the fact that any BGC Partners Company, any Cantor Company or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another person or does not present such Corporate Opportunity to the Corporation or any of its Representatives, regardless of whether such BGC Partners Company, Cantor Company or Representative is also a Representative of the Corporation, subject to Section 1(c) of this Article IX.

(c)    If a third party presents a Corporate Opportunity to a person who is both a Representative of the Corporation and a Representative of a BGC Partners Company and/or a Cantor Company, expressly and solely in such person’s capacity as a Representative of the Corporation, and such person acts in good faith in a manner consistent with the policy that such Corporate Opportunity belongs to the Corporation, then such person (i) shall be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Corporation as a Representative of the Corporation with respect to such Corporate Opportunity, (ii) shall not be liable to the Corporation, any of its stockholders or any of its Representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Corporation’s best interests, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom; provided that any BGC Partners Company, any Cantor Company or any of their respective Representatives may pursue such Corporate Opportunity if the Corporation shall decide not to pursue such Corporate Opportunity. If a Corporate Opportunity is either (1) presented to a person who is not both a Representative of the Corporation and a Representative of a BGC Partners Company and/or a Cantor Company, or (2) presented to such person not expressly and solely in such person’s capacity as a Representative of the Corporation, then, in each case, such person shall not be obligated to present such Corporate Opportunity to the Corporation or to act as if such Corporate Opportunity belongs to the Corporation, and such person (i) shall be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Corporation as a Representative of the Corporation with respect to such Corporate Opportunity, (ii) shall not be liable to the Corporation, any of its stockholders or any of its Representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Corporation’s best interests, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom.

Section 2.    Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

Section 3.    For purposes of this Article IX:

(a)    “BGC Partners Company” means BGC Partners or any of its affiliates (other than the Corporation and its subsidiaries).

(b)    “Cantor Company” means Cantor or any of its affiliates (other than the Corporation and its subsidiaries).

(c)    “Corporate Opportunity” means any business opportunity that the Corporation is financially able to undertake, that is, from its nature, in the Corporation’s lines of business, is of practical advantage to the Corporation and is one in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a BGC Partners Company or a Cantor Company or any of their respective Representatives, as the case may be, will be brought into conflict with the Corporation’s self-interest.

(d)    “Corporation” means the Corporation and any of its affiliates (other than any BGC Partners Company or any Cantor Company).

(e)    “Representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person.

Section 4.    Neither the alteration, amendment, termination, expiration or repeal of this Article IX nor the adoption of any provision inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

ARTICLE X

AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law and by this Certificate of Incorporation, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that (a) any amendment or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; (b) the rights of any series of Preferred Stock shall not be amended after the issuance of shares of such series of Preferred Stock except in accordance with the terms of the certificate of designations for such series of Preferred Stock and the requirements of applicable law; (c) the number of authorized shares of Class B Common Stock may not be increased or decreased and the rights of the Class B Common Stock (including the rights set forth in this clause (c)) may not be amended, altered, changed or repealed, without the approval of the holders of a majority of the voting power of all outstanding shares of Class B Common Stock (it being understood that an amendment that increases or decreases the number of authorized shares of Class B Common Stock shall not require the separate approval of the holders of a majority of the voting power of all of the outstanding shares of Class A Common Stock); and (d) except as set forth in the following sentence, the rights of the Class A Common Stock (including the rights set forth in this clause (d)) may not be amended, altered, changed or repealed in a manner that is disproportionately materially adverse as compared to other holders of capital stock of the Corporation, without the approval of the holders of a majority of the voting power of all of the outstanding shares of Class A Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of Section 242(b)(2) of the DGCL.

ARTICLE XI

EXCLUSIVE FORUM

Unless the Board of Directors otherwise determines, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a duty or obligation owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or its stockholders, including any claim alleging aiding and abetting of such a breach, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee or agent of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

ARTICLE XII

CERTAIN BUSINESS COMBINATIONS

Section 1.    The Corporation elects not to be governed by Section 203 of the DGCL.

Section 2.    Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)    prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock of the Corporation outstanding (but not the outstanding voting stock of the

Corporation owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

(c)    at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two thirds percent (66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder;

(d)    a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three (3) year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(e)    the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one (1) of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous three (3) years or who became an interested stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one (1)) who were directors prior to any person becoming an interested stockholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one (1) transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this paragraph.

Section 3.    For purposes of this Article XII, references to:

(a)    “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)    “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means: (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 2 of this Article XII is not applicable to the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one (1) transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; (iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of the DGCL, (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock, or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C)-(E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation; (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one (1) or more owners who do not individually or as group have control of such entity.

(e)    “Exempted Person” means any Qualified Class B Holder, any of such person’s respective affiliates, any “group” of which any such persons is a part under Rule 13d-5 of the Exchange Act, any member of such group or any direct transferee of such person that receives fifteen percent (15%) or more of the voting stock of the Corporation pursuant to such transfer.

(f)    “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation; or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3)-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (x) any Exempted Person or (y) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that with respect to clause (y) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (i) beneficially owns such stock, directly or indirectly; or (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(h)    “person” means any individual, corporation, partnership, unincorporated association or other entity.

(i)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j)    “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.